Filed Pursuant to Rule 424(b)(3) Registration No. 333-132911

$ 8,000,000 Market Index Target-Term Securities®	Pricing Date	January 25, 2008
Linked to the Rogers International Commodity Index®—Excess	Settlement Date	January 30, 2008
ReturnSM—Merrill Lynch calculated Due January 30, 2013	Maturity Date	January 30, 2013
Term Sheet 2917	CUSIP No. 59022Y261

Merrill Lynch & Co., Inc.

•       104% participation in increases in the Rogers International Commodity Index®—Excess ReturnSM—Merrill Lynch calculated

•       100% principal protection

•       A maturity of approximately 5 years

•       The MITTS Securities will not be listed on any securities exchange.

The MITTS Securities will have the terms specified in this term sheet as supplemented by the documents indicated herein under “Additional Terms of the MITTS Securities” (together, the “MITTS Securities Prospectus”). Investing in the MITTS Securities involves a number of risks. See “ Risk Factors” on page TS-5 of this term sheet and beginning on page PS-4 of product supplement MITTS-2.

In connection with this offering, each of Merrill Lynch, Pierce, Fenner & Smith Incorporated and its broker-dealer affiliate First Republic Securities Company, LLC is acting in its capacity as a principal.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this MITTS Securities Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price	$10.00	$8,000,000
Underwriting discount	$.125	$100,000
Proceeds, before expenses, to Merrill Lynch & Co., Inc.	$9.875	$7,900,000

“MITTS” and “Market Index Target-Term Securities” are registered service marks of Merrill Lynch & Co., Inc.

“Jim Rogers,” “James Beeland Rogers Jr.”, “Rogers,” “Rogers International Commodity Index® —Excess Return,” “Rogers International Commodity Index®—Total Return,” and “RICI®—Excess Return” are trademarks and service marks of, and “Rogers International Commodity Index” and “RICI” are registered trademarks and service marks of, James Beeland Rogers, Jr. and are used subject to license. The names Jim Rogers/James Beeland Rogers, Jr. are trademarks and service marks of James Beeland Rogers, Jr. and are used subject to license.

Merrill Lynch & Co.

January 25, 2008

Summary

The MITTS Securities Linked to the Rogers International Commodity Index®—Excess ReturnSM—Merrill Lynch calculated due January 30, 2013 (the “MITTS Securities”) are senior, unsecured debt securities of Merrill Lynch & Co., Inc. that provide investors with a 104% participation rate in increases in the to the Rogers International Commodity Index®—Excess ReturnSM—Merrill Lynch calculated (the “Index”) (Bloomberg Symbol “ROGRER <Index>”) from the Starting Value of the Index on the Pricing Date, to the Ending Value of the Index to be determined on a valuation date shortly prior to the Maturity Date of the MITTS Securities. Investors must be willing to forego interest payments on the MITTS Securities.

Terms of the MITTS Securities	Determining Payment at Maturity for the MITTS Securities

Market Index Target-Term Securities	TS-2

Hypothetical Payout Profile

This graph reflects the hypothetical returns on the MITTS Securities. The orange line reflects the hypothetical returns on the MITTS Securities, while the blue dashed line reflects the return of a direct investment in the Index, including the Participation Rate of 104%.

This graph has been prepared for purposes of illustration only. Your actual return will depend on the Ending Value and the term of your investment.

Hypothetical Payments at Maturity

Examples

Set forth below are two examples of Supplemental Redemption Amount calculations reflecting the Participation Rate equal to 104%:

Example 1—The hypothetical Ending Value is 10% lower than the Starting Value:

Starting Value: 3,380.01

Hypothetical Ending Value: 3,042.01

Supplemental Redemption Amount = $0        (The Supplemental Redemption Amount cannot be less than zero)

Payment at maturity (per unit) = $10 + $0 = $10

Example 2—The hypothetical Ending Value is 30% greater than the Starting Value:

Starting Value: 3,380.01

Hypothetical Ending Value: 4,394.01

Supplemental Redemption Amount	= $10 ×	(4,394.01 - 3,380.01)	× 104%=$3.12
3,380.01

Payment at maturity (per unit) = $10 + $3.12 = $13.12

Market Index Target-Term Securities	TS-3

The following table illustrates, for the Starting Value and a range of hypothetical Ending Values of the Index:

•	the percentage change from the Starting Value to the hypothetical Ending Value;
•	the total amount payable on the Maturity Date for each unit of MITTS Securities;
•	the total rate of return to holders of the MITTS Securities;
•	the pretax annualized rate of return to holders of MITTS Securities; and
•	the pretax annualized rate of return of an investment in the commodities futures included in the Index.

This table reflects the Participation Rate of 104% and a term of 5.01 years.

Hypothetical Ending Value	Percentage change from the Starting Value to the hypothetical Ending Value	Total amount payable on the Maturity Date per unit	Total rate of return on the MITTS Securities	Pretax annualized rate of return on the MITTS Securities (1)	Pretax annualized rate of return of the commodities futures included in the Index (1)(2)
2,028.01	-40.00%	$10.00	0.00%	0.00%	-9.95%
2,366.01	-30.00%	$10.00	0.00%	0.00%	-7.00%
2,704.01	-20.00%	$10.00	0.00%	0.00%	-4.41%
3,042.01	-10.00%	$10.00	0.00%	0.00%	-2.09%
3,380.01 (3)	0.00%	$10.00 (4)	0.00%	0.00%	0.00%
3,549.01	5.00%	$10.52	5.20%	1.02%	0.98%
3,718.01	10.00%	$11.04	10.40%	1.99%	1.91%
3,887.01	15.00%	$11.56	15.60%	2.92%	2.81%
4,056.01	20.00%	$12.08	20.80%	3.81%	3.68%
4,225.01	25.00%	$12.60	26.00%	4.67%	4.51%

(1)	The annualized rates of return specified in this column are calculated on a semiannual bond equivalent basis and assume an investment term from January 30, 2008 to January 30, 2013, a term for the MITTS Securities equal to 5.01 years.

(2)	This rate of return assumes:

(a)	a percentage change in the aggregate price of the stocks underlying the Index that equals the percentage change in the Index from the Starting Value to the relevant hypothetical Ending Value;

(b)	no transaction fees or expenses.

(3)	This is the Starting Value.

(4)	The amount you receive on the Maturity Date will not be less than $10 per MITTS Security.

The above figures are for purposes of illustration only. The actual amount received by you and the resulting total and pretax annualized rates of return will depend on the actual Ending Value and the term of your investment.

Market Index Target-Term Securities	TS-4

Risk Factors

An investment in the MITTS Securities involves significant risks. The following is a list of certain of the risks involved in investing in the MITTS Securities. You should carefully review the more detailed explanation of risks relating to the MITTS Securities in the “Risk Factors” sections included in the product supplement and MTN prospectus supplement identified below under “Additional Terms of the MITTS Securities”. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the MITTS Securities.

•	You may not earn a return on your investment.

•	Your yield may be lower than the yield on other debt securities of comparable maturity.

•	You must rely on your own evaluation of the merits of an investment linked to the Index.

•	Exchange rate movements may impact the value of the MITTS Securities.

•

In seeking to provide investors with what we believe to be commercially reasonable terms for the MITTS Securities while providing MLPF&S with compensation for its services, we have considered the costs of developing, hedging and distributing the MITTS Securities. If a trading market develops for the MITTS Securities (and such a market may not develop), these costs are expected to affect the market price you may receive or be quoted for your MITTS Securities on a date prior to the stated maturity date.

•	The publisher of the Index may adjust the Index in a way that affects its level, and such publisher has no obligation to consider your interests.

•	Many factors affect the trading value of the MITTS Securities; these factors interrelate in complex ways and the effect of any one factor may offset or magnify the effect of another factor.

•	Amounts payable on the MITTS Securities may be limited by state law.

•	Purchases and sales by us and our affiliates may affect your return.

•	Potential conflicts of interest could arise.

•	You will not have the right to receive cash dividends or exercise ownership rights with respect to the common stocks included in the Index.

•	Your return may be affected by factors affecting international securities markets.

Additional Risk Factors

While the level of the Rogers International Commodity Index—Excess Return (the “RICI—Excess Return Index”) may be calculated by a number of different entities, the MITTS Securities are linked to the Index, which is the RICI—Excess Return Index as calculated by an affiliate of ML&Co.

The RICI—Excess Return Index may be calculated by a number of different entities; however, the Redemption Amount payable on the MITTS Securities will depend solely on the direction of and percentage change in the level of the Index, which is the RICI—Excess Return Index calculated by an affiliate of ML&Co., from the Starting Value to the Ending Value. ML&Co. does not control and has no responsibility for calculations of the RICI—Excess Return Index that may be made by entities other than its affiliate. While it is not expected that the levels of the RICI—Excess Return Index published by other entities will be different from the level of the Index, if there is a difference between such published levels, the level of the Index calculated by an affiliate of ML&Co. will be used to determine the Ending Value and the Redemption Amount. Therefore, even if another entity publishes levels of the RICI—Excess Return Index prior to the maturity date that are higher than the levels calculated by an affiliate of ML&Co., the Ending Value and your payment on the maturity date will be based on the lower levels calculated by an affiliate of ML&Co.

The Index is a rolling index

The Index is composed of futures contracts on physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts have a set expiration date and normally specify a certain date for delivery of the underlying physical commodity. In the case of the Index, as the exchange-traded futures contracts that comprise the Index approach the month before expiration, they are replaced by contracts that have a later expiration. This process is referred to as “rolling”. If the market for these contracts is (putting aside other considerations) in “backwardation”, where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the nearer delivery month contract would take place at a price that is higher than the price of the distant delivery month contract, thereby creating a positive “roll yield”. There is no indication that these markets will consistently be in backwardation or that there will be roll yield in future performance. Instead, these markets may trade in “contango.” Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months. Certain of the commodities included in the Index have historically traded in contango markets. These “roll yields” could affect the level of the Index and the value of the MITTS Securities.

The MITTS Securities include the risk of concentrated positions in one or more commodity sectors

The exchange-traded physical commodities underlying the futures contracts included in the Index from time to time are heavily concentrated in a limited number of sectors, particularly energy and agriculture. An investment in the MITTS Securities may therefore carry risks similar to a concentrated securities investment in a limited number of industries or sectors. For example, the initial weightings of the Index as announced by Beeland Interests, Inc. for approximately 44% of the component commodities on the Index are energy oriented, including 21% in crude oil contracts. Accordingly, a decline in value in such raw materials would adversely affect the performance of the Index. Technological advances or the discovery of new oil reserves could lead to increases in worldwide production of oil and corresponding decreases in the price of crude oil. In addition, further development and commercial exploitation of alternative energy sources, including solar, wind or geothermal energy, could lessen the demand for crude oil products and result in lower prices. Absent amendment of the Index to lessen or eliminate the concentration of existing energy contracts in the Index or to broaden the Index to account for such developments, the level of the Index and hence the value of the MITTS Securities could decline.

Market Index Target-Term Securities	TS-5

The composition of the Index is controlled by James B. Rogers (“Rogers”) and changes may affect the value of the MITTS Securities and the amount you receive on the maturity date

The RICI—Excess Return Index is overseen and managed by a committee (the “RICI Committee”). Rogers chairs the RICI Committee and controls its decisions.

Rogers, through the RICI Committee, has a significant degree of discretion regarding the composition and management of the RICI—Excess Return Index including additions, deletions and the weightings of the Index Commodities (as defined below) or exchange-traded futures contracts on the Index Commodities. Any of these factors could affect the Index and, therefore, could affect the amount payable on the MITTS Securities on the maturity date and the market value of the MITTS Securities prior to maturity. Rogers and the RICI Committee do not have any obligation to take the needs of any parties to transactions involving the Index, including the holders of the MITTS Securities, into consideration when reweighting or making any other changes to the Index.

Additionally, Rogers, individually or through an entity controlled by Rogers, actively trades commodities and/or futures contracts on physical commodities, including underlying commodities and/or futures contracts on physical commodities included in the Index, and over-the-counter contracts having values which are derived from or are related to such commodities. Rogers, individually or through an entity controlled by Rogers, also may actively trade and hedge the Index. With respect to any such activities, neither Rogers nor any of the entities controlled by Rogers has any obligation to take the needs of any buyers, sellers or holders of the MITTS Securities into consideration at any time. It is possible that such trading and hedging activities, by any of these parties, will affect the level of the Index and therefore the market value of the MITTS Securities.

The MITTS Securities are linked to the Rogers International Commodity Index®—Excess ReturnSM—Merrill Lynch calculated, not the Rogers International Commodity Index®—Total ReturnSM

The MITTS Securities are linked to the Rogers International Commodity Index—Excess Return—Merrill Lynch calculated not the Rogers International Commodity Index—Total Return. The Rogers International Commodity Index—Excess Return reflects returns that are potentially available through an unleveraged investment in the Index Components. By comparison, the Rogers International Commodity Index—Total Return is a total return index which, in addition to reflecting the same returns of the Rogers International Commodity Index—Excess Return—Merrill Lynch calculated, also reflects interest that could be earned on cash collateral invested in three-month U.S. Treasury bills. Because the MITTS Securities are linked to the Rogers International Commodity Index—Excess Return—Merrill Lynch calculated and not the Rogers International Commodity Index—Total Return, the return from an investment in the MITTS Securities will not reflect this total return feature.

Investor Considerations

You may wish to consider an investment in the MITTS Securities:

•	You anticipate that the Index will increase from the Starting Value to the Ending Value.

•	You accept that the Supplemental Redemption Amount may be zero if the value of the Index is unchanged or decreases from the Starting Value to the Ending Value.

•	You are willing to forego interest payments on the MITTS Securities, such as fixed or floating rate interest paid on traditional interest bearing debt securities.

•	You are willing to accept that a trading market for the MITTS Securities is not expected to develop.

The MITTS Securities may not be appropriate investments for you if:

•

You anticipate that the Index will decrease from the Starting Value to the Ending Value or that the Index will not appreciate sufficiently over the term of the MITTS Securities to provide you with your desired return.

•	You seek an investment that provides a guaranteed redemption amount above the principal.

•	You seek interest payments or other current income on your investment.

•	You want assurances that there will be a liquid market if and when you want to sell the MITTS Securities prior to maturity.

Other Provisions

If you place an order to purchase these offered securities, you are consenting to each of MLPF&S and its broker-dealer affiliate First Republic Securities Company, LLC acting as a principal in effecting the transaction for your account. MLPF&S is acting as an underwriter and/or selling agent for this offering and will receive underwriting compensation from the issuer of the securities.

Supplement to the Plan of Distribution

MLPF&S and First Republic Securities Company, LLC, each a broker-dealer subsidiary of ML&Co., are members of the Financial Industry Regulatory Authority, Inc. (formerly the National Association of Securities Dealers, Inc. (the “NASD”)) and will participate in the distribution of the MITTS Securities. Accordingly, offerings of the MITTS Securities will conform to the requirements of NASD Rule 2720.

MLPF&S and First Republic Securities Company, LLC may use this Note Prospectus for offers and sales in secondary market transactions and market-making transactions in the MITTS Securities. MLPF&S and First Republic Securities Company, LLC may act as principal or agent in these transactions, and the sales will be made at prices related to prevailing market prices at the time of the sale.

Market Index Target-Term Securities	TS-6

The Index

The Rogers International Commodity Index - Excess Return

The RICI—Excess Return Index is a composite U.S. dollar-based index that is designed by James B. Rogers (“Rogers”). The RICI—Excess Return Index represents the value of a basket of commodities consumed in the global economy (the “Index Commodities”). The value of each component is based on closing prices of the corresponding futures contracts, each of which is valued as part of a fixed-weight portfolio (the “Index Components”). The selection and weighting of the portfolio that comprise the RICI—Excess Return Index is reviewed by Rogers not less than annually, and weights are assigned in the December preceding the start of each year. ML&Co. is not affiliated with Rogers and did not participate in designing the RICI—Excess Return Index.

The value of the RICI—Excess Return Index is calculated by entities other than an affiliate of ML&Co., and these other entities may continue to calculate levels of the RICI—Excess Return Index. However, levels of the RICI—Excess Return Index as calculated by these other entities have other reference names and are published on Bloomberg under other symbols. The MITTS Securities are linked to the level of the Index—that is, the level of the RICI—Excess Return Index as calculated by a ML&Co. affiliate, and not by any other entity.

For more specific information about the RICI—Excess Return Index, please see the section entitled “The Rogers International Commodity Index” in the index supplement I-1.

The following graph sets forth the historical performance of the RICI — Excess Return Index in the period from January 2002 through December 2007 obtained from Bloomberg (Bloomberg index symbol “RICIGLER”). This historical data on the RICI — Excess Return Index is not necessarily indicative of the future performance of the ROGRER Index or what the value of the MITTS Securities may be. Any historical upward or downward trend in the level of the RICI—Excess Return Index during any period set forth below is not an indication that the RICI-Excess Return Index is more or less likely to increase or decrease at any time over the term of the MITTS Securities. On the Pricing Date, the closing level of the Index was 3,380.01.

Market Index Target-Term Securities	TS-7

Certain U.S. Federal Income Taxation Considerations

Set forth below is a summary of certain U.S. federal income tax considerations relating to an investment in the MITTS Securities. The following summary is not complete and is qualified in its entirety by the discussion under the section entitled “United States Federal Income Taxation” in the accompanying product supplement MITTS-2 and MTN prospectus supplement, which you should carefully review prior to investing in the MITTS Securities. Capitalized terms used and not defined herein have the meanings ascribed to them in the accompanying product supplement MITTS-2.

General. There are no statutory provisions, regulations, published rulings or judicial decisions addressing or involving the characterization, for United States federal income tax purposes, of the MITTS Securities or securities with terms substantially the same as the MITTS Securities. However, although the matter is not free from doubt, under current law, each MITTS Security should be treated as a debt instrument of ML&Co. for United States federal income tax purposes. ML&Co. currently intends to treat each MITTS Security as a debt instrument of ML&Co. for United States federal income tax purposes and, where required, intends to file information returns with the Internal Revenue Service (the “IRS”) in accordance with this treatment, in the absence of any change or clarification in the law, by regulation or otherwise, requiring a different characterization of the MITTS Securities. Prospective investors in the MITTS Securities should be aware, however, that the IRS is not bound by ML&Co.’s characterization of the MITTS Securities as indebtedness, and the IRS could possibly take a different position as to the proper characterization of the MITTS Securities for United States federal income tax purposes. Accordingly, prospective purchasers are urged to consult their own tax advisors regarding the tax consequences of investing in the MITTS Securities. The following summary assumes that the MITTS Securities will be treated as debt instruments of ML&Co. for United States federal income tax purposes.

Interest Accruals. Each year, a U.S. Holder will be required to pay taxes on ordinary income from the MITTS Securities over their term based upon an estimated yield for the MITTS Securities, even though such U.S. Holder will not receive any payments until the maturity date. We will have determined this estimated yield, in accordance with the CPDI Regulations, solely in order for a U.S. Holder to calculate the amount of taxes that such U.S. Holder will owe each year as a result of owning a MITTS Security. This estimated yield will not be either a prediction or a guarantee of what the actual Supplemental Redemption Amount will be, or that the actual Supplemental Redemption Amount will even exceed zero.

Sale or Exchange of the MITTS Securities. Upon the sale or exchange of a MITTS Security prior to the maturity date, a U.S. Holder will be required to recognize taxable gain or loss in an amount equal to the difference, if any, between the amount realized by the U.S. Holder upon such sale or exchange and the U.S. Holder’s adjusted tax basis in the MITTS Security as of the date of disposition. A U.S. Holder’s adjusted tax basis in a MITTS Security generally will equal the U.S. Holder’s initial investment in the MITTS Security increased by any interest previously included in income with respect to the MITTS Security by the U.S. Holder. Any taxable gain will be treated as ordinary income. Any taxable loss will be treated as ordinary loss to the extent of the U.S. Holder’s total interest inclusions on the MITTS Security. Any remaining loss generally will be treated as long-term or short-term capital loss (depending upon the U.S. Holder’s holding period for the MITTS Security). In addition, U.S. Holders purchasing a MITTS Security at a price that differs from the adjusted issue price of the MITTS Security as of the purchase date (e.g., subsequent purchasers) may be subject to rules providing for certain adjustments to the foregoing rules and these U.S. Holders should consult their own tax advisors concerning these rules.

The following table sets forth the amount of interest that will be deemed to accrue with respect to each MITTS Security during each accrual period over the term of the MITTS Securities based upon the projected payment schedule for the MITTS Securities (including both a Projected Supplemental Redemption Amount and the estimated yield equal to 4.51% per annum (compounded semi-annually)) as determined by ML&Co. for purposes of applying the CPDI Regulations to the MITTS Securities:

Accrual Period	Interest deemed to accrue on MITTS Securities during accrual period (per Unit of the MITTS Securities)	Total interest deemed to have accrued on MITTS Securities as of end of accrual period (per Unit of the MITTS Securities)
January 30, 2008 through July 30, 2008	$0.2256	$0.2256
July 31, 2008 through January 30, 2009	$0.2306	$0.4562
January 31, 2009 through July 30, 2009	$0.2358	$0.6920
July 31, 2009 through January 30, 2010	$0.2412	$0.9332
January 31, 2010 through July 30, 2010	$0.2466	$1.1798
July 31, 2010 through January 30, 2011	$0.2521	$1.4319
January 31, 2011 through July 30, 2011	$0.2579	$1.6898
July 31, 2011 through January 30, 2012	$0.2637	$1.9535
January 31, 2012 through July 30, 2012	$0.2696	$2.2231
July 31, 2012 through January 30, 2013	$0.2757	$2.4988

Projected Supplemental Redemption Amount = $2.4988 per Unit of the MITTS Securities.

Prospective purchasers of the MITTS Securities should consult their own tax advisors concerning the tax consequences, in light of their particular circumstances, under the laws of the United States and any other taxing jurisdiction, of the purchase, ownership and disposition of the MITTS Securities. See the discussion under the heading “United States Federal Income Taxation” in the accompanying product supplement MITTS-2.

Market Index Target-Term Securities	TS-8

Experts

The consolidated financial statements and management’s report on the effectiveness of internal control over financial reporting, included as Exhibit 99.1 in the Current Report on Form 8-K dated November 13, 2007 (“November 13, 2007 Form 8-K”) and the related financial statement schedule included in the Merrill Lynch & Co., Inc.’s Form 10-K for the year ended December 29, 2006 are incorporated in this prospectus by reference, and have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the consolidated financial statements and the related financial statement schedule and include an explanatory paragraph regarding the change in accounting method in 2006 for share-based payments to conform to Statement of Financial Accounting Standard No. 123 (revised 2004), Share-Based Payment, (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

With respect to the unaudited condensed consolidated interim financial information for the three-month periods ended March 30, 2007 and March 31, 2006, the three-month and six-month periods ended June 29, 2007 and June 30, 2006, and the three-month and nine-month periods ended September 28, 2007 and September 29, 2006 which is incorporated herein by reference, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their reports for the quarters ended March 30, 2007, included as Exhibit 99.3 in the November 13, 2007 Form 8-K, June 29, 2007, included as Exhibit 99.2 in the November 13, 2007 Form 8-K, and September 28, 2007 included in ML&Co.’s Quarterly Reports on Form 10-Q (which reports include an explanatory paragraph regarding the adoption of Statement of Financial Accounting Standards No. 157, “Fair Value Measurement”, Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115,” and FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109”) and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 (the “Act”) for their reports on the unaudited condensed consolidated interim financial information because those reports are not “reports” or a “part” of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

Market Index Target-Term Securities	TS-9

Additional Terms of the MITTS Securities

You should read this preliminary term sheet, together with the documents listed below (collectively, the “MITTS Securities Prospectus”), which together contain the terms of the MITTS Securities and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the sections indicated on the cover of this term sheet. The MITTS Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the MITTS Securities.

You may access the following documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

•	Product supplement MITTS-2 dated January 24, 2008:

http://www.sec.gov/Archives/edgar/data/65100/000119312508011216/d424b2.htm

•	Index supplement I-1 dated June 6, 2007:

http://www.sec.gov/Archives/edgar/data/65100/000119312507130785/d424b2.htm

•	MTN prospectus supplement, dated March 31, 2006:

http://www.sec.gov/Archives/edgar/data/65100/000119312506070946/d424b5.htm

•	General prospectus supplement dated March 31, 2006:

http://www.sec.gov/Archives/edgar/data/65100/000119312506070973/d424b5.htm

•	Prospectus dated March 31, 2006:

http://www.sec.gov/Archives/edgar/data/65100/000119312506070817/ds3asr.htm

Our Central Index Key, or CIK, on the SEC Website is 65100. References in this term sheet to “ML&Co.”, “we”, “us” and “our” are to Merrill Lynch & Co., Inc., and references to “MLPF&S” are to Merrill Lynch, Pierce, Fenner & Smith Incorporated.

ML&Co. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this preliminary term sheet relates. Before you invest, you should read the prospectus in that registration statement, and the other documents relating to this offering that ML&Co. has filed with the SEC for more complete information about ML&Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, ML&Co., any agent or any dealer participating in this offering, will arrange to send you the MITTS Securities Prospectus if you so request by calling toll-free 1-866-500-5408.

Market Index Target-Term Securities	TS-10